UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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VAALCO ENERGY, INC.

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VAALCO ENERGY MAILS LETTER TO STOCKHOLDERS

Says Public Records of Nanes Delorme Partners and Pilatus Energy Are Rife with Conflicts and Scandal

Urges Stockholders to Protect Their Investment and Support VAALCO’s Board by Voting the

WHITE Proxy Card Today

HOUSTON, TEXAS – May 15, 2008 – VAALCO Energy, Inc. (NYSE: EGY) today sent the following letter to stockholders in connection with the Annual Meeting of Stockholders on June 4, 2008.

VAALCO’s Board unanimously recommends stockholders vote “FOR” the Company’s three highly qualified and experienced directors – W. Russell Scheirman, Arne R. Nielsen and William S. Farish – by signing, dating and returning the WHITE proxy card today.

“We are successfully executing our strategy, driving superior stock price performance and expect 2008 to be a break-out year for VAALCO,” said Robert L. Gerry, III, VAALCO’s Chairman and CEO. “However, we are deeply concerned that Nanes Delorme Partners’ and Pilatus Energy’s short-term, self-serving agenda would threaten the Company and our record of value creation. We urge VAALCO stockholders to protect their investment by voting on the white proxy card today and discarding any materials they receive from Nanes Delorme Partners and Pilatus Energy.”

The full text of VAALCO’s letter follows:

May 15, 2008

Dear Fellow Stockholder:

The future value of your VAALCO investment is at risk because of Nanes Delorme Partners, a New York based hedge fund, and its recently revealed secret partner, Pilatus Energy. Should they succeed in their attempt to install their own paid, hand-picked representatives onto VAALCO’s Board, Nanes Delorme Partners and Pilatus Energy say they would pursue “mergers and/or the sale of the entire Company.”

You should know – We have confidence in our business plan and regularly evaluate the opportunities available to the Company. As part of these efforts, VAALCO’s Board, together with independent financial and legal advisers, reviewed the Company’s strategic alternatives earlier this year, including a potential merger or sale. This process affirmed the Board’s belief that a sale of VAALCO at this time would prevent stockholders from realizing the value that lies within VAALCO’s exploration portfolio.

To help ensure that you realize the value you deserve, VAALCO’s Board unanimously recommends that stockholders vote FOR the Board’s director nominees – W. Russell Scheirman, Arne R. Nielsen and William S. Farish – and sign, date and return the enclosed WHITE proxy card today.

WE STAND BY OUR RECORD OF ACCOMPLISHMENTS

VAALCO’s Board and management team are active, engaged and successfully executing on the Company’s strategy. Nanes Delorme Partners’ claim to the contrary simply ignores the facts:

•

VAALCO has delivered superior stock price performance. VAALCO has outperformed its peer group and the broader market as a whole over the last six month, one, three and five year periods. Indeed, our stock performance has exceeded our peers[1] by 25%, 20%, 23%, and 167% in each of those periods, respectively[2].

[1]	VAALCO peer group as defined by the independent governance and proxy advisory firm RiskMetrics (ISS)
[2]	Based on closing stock prices on May 13, 2008

•

VAALCO’s operating performance is among the best in the industry. Since 2000, 80% of the exploration and appraisal wells drilled by the Company have been successful. We also have a 100% success rate with our development wells on the Etame Block, our principal producing asset. These are exceptional drilling success rates in our industry.

•

VAALCO’s financial performance is strong. Revenues, cash flows and earnings per share have consistently increased in nearly every year. VAALCO’s average return on invested capital (ROIC) over the last five years is 30.7% and in the top 5% of our industry.

We are confident in our ability to build on this strong operating and financial track record. We believe 2008 will be a break-out year for your company and for the value of your VAALCO shares.

•

VAALCO’s exploration program, which includes seven planned exploration wells, will expose the Company to in excess of 50 million net barrels compared to VAALCO’s current 6.2 million barrels of proved reserves. This represents an eight-fold potential increase. We have rigs arranged to commence drilling this summer.

•

We expect continued significant increases in stockholder value in the near-term. VAALCO’s stock price historically surges when the Company moves from the property acquisition and seismic phase to the drilling phase – and this is precisely where we believe we are now.

THE PUBLIC RECORDS OF NANES DELORME PARTNERS AND PILATUS ENERGY ARE RIFE WITH CONFLICTS AND SCANDAL

Nanes Delorme Partners and Pilatus Energy appear to be concealing what the public record makes clear – Nanes Delorme Partners and Pilatus Energy are conflicted and their ethics tainted by a scandal involving corruption, kickbacks, fraud and embezzlement. You deserve to know the following:

The Public Record on Nanes Delorme Partners*	The Public Record on Pilatus Energy*

Nanes Delorme Partners only recently purchased its VAALCO shares and more than half of its shares were transferred from Pilatus Energy on 02/14/2008.

Source: Nanes Delorme Partners definitive proxy statement filed with the Securities and Exchange Commission on 05/07/2008

Pilatus Energy is a limited partner of Nanes Delorme Partners. It recently purchased 2,700,000 shares of VAALCO between 11/28/2007 and 01/30/2008.

Source: Nanes Delorme Partners revised preliminary proxy statement filed with the Securities and Exchange Commission on 05/05/2008.

(Notably, Nanes Delorme Partners’ prior preliminary proxy statement filed on 04/25/2008 did not mention Pilatus Energy by name, but only referred to an unnamed “limited partner.”)

Nanes Delorme Partners I LP is a New York based hedge fund that invests primarily in the oil and gas exploration and production sector. Source: Nanes Delorme Partners press release, 04/24/2008

Pilatus is comprised of Pilatus Energy and Pilatus Ressources (sic) which are two companies based in Zug, Switzerland. Pilatus has positions in the majority of the African and Middle East countries.

Source: Pilatus Energy press release, 01/31/2008

Julien Balkany, a 27-year old French citizen, paid Nanes Delorme Partners employee, and nominee to your board is leading Nanes Delorme Partners’ proxy campaign.

Source: Nanes Delorme Partners revised preliminary proxy statement filed with the Securities and Exchange Commission on 05/05/2008; Nanes Delorme Partners press release, 05/08/2008

“…Pilatus Energy and Pilatus Resources, two companies run from behind the scenes by France’s Loik Le Floch-Prigent…”

Source: Africa Energy Intelligence, “Abbas I. Yousef Al Yousef,” 12/19/2007

“The name of the former Elf CEO doesn’t appear on their list of executives but it is he who makes all of their investment decisions.”

Source: Africa Energy Intelligence, “Le Floch-Prigent’s New Incarnation,” 12/05/2007

*	Permission to use quotations neither sought nor obtained.

The Public Record on Nanes Delorme Partners*	The Public Record on Pilatus Energy*

Nanes Delorme Partners is paying its two other nominees $25,000 simply to stand for election and additional monies if they fail.

Source: Nanes Delorme Partners definitive proxy statement filed with the Securities and Exchange Commission on 05/07/2008

(While Nanes Delorme Partners’ nominees may have no affiliation with your company, these payments show that they are by no means independent from Nanes Delorme Partners.)

“France’s mammoth Elf corruption case, probably the biggest political and corporate sleaze scandal to hit a western democracy since the second world war.”

Source: The Guardian, “Gigantic Sleaze Scandal Winds Up as Former Elf Oil Chiefs Are Jailed,” 11/13/2003

“Le Floch-Prigent, 60, and a former Elf director, Alfred Sirven, 76, are both already serving time after losing appeals earlier this year against separate convictions over corruption at Elf, since absorbed into the Franco-Belgian oil company Total. Both have admitted some of the charges against them during the four-month trial.”

Source: Associated Press, “Verdicts Expected in France’s Biggest-Ever Graft Scandal,” 11/12/2003

Nanes Delorme is a broker for the sale of oil and gas assets, including those of VAALCO’s competitors. “In recent years, Nanes Delorme advised Afren on buying up the stake of Gulf Energy Resources in Angola’s Cabinda Central concession and on acquiring Heritage’s interests in Congo-Brazzaville.”

Source: Africa Energy Intelligence, “The New African Oil Trail Blazers,” 02/20/2008

“In a matter of months, the small Swiss group Pilatus Energy has built up an African portfolio with the help of a few middlemen who can knock on presidential doors…In September, it was awarded the Ngoki concession in the Mossaka region thanks to the advice of the former chief executive of Elf, Loik Le Floch-Prigent, who negotiated with the Congolese officials on Pilatus’ behalf.”

Source: Africa Energy Intelligence, “Pilatus Has Right Connections,” 11/29/2006

(These activities are competitive with VAALCO’s core operations.)

ASK YOURSELF: If this information is available simply from the public record, what else about Nanes Delorme Partners and Pilatus Energy has yet to be revealed?

NANES DELORME PARTNERS’ SELECTIVE AND DISTORTED STATEMENTS

In its proxy materials, Nanes Delorme Partners has made a number of misleading assertions. Their deliberate repetition of these claims, despite what they now know to be true, raises further questions in our view about their ethical standards.

•	Nanes Delorme Partners Distortion: “We believe our Nominees have the experience and oil and gas expertise necessary to oversee an effort to maximize stockholder value.”

The facts: One of Nanes Delorme Partners’ nominees, Julien Balkany, is only 27-years old, so we question how much oil and gas experience he has had. Tellingly, Nanes Delorme Partners also states that if its nominees are elected they will propose closing VAALCO’s Aberdeen, Scotland office. This demonstrates their lack of understanding of the Company and the industry since Aberdeen is where all of the drilling professionals for VAALCO’s operations are based and is an established international center for drilling expertise.

Collectively, your Board already has more than 100 years of experience in the oil and gas industry, including international exploration and development expertise. Your current Board members also have, and VAALCO has succeeded based on, other complementary skills and experience, including geology and geophysics, finance and accounting, investment banking and tax law.

•

Nanes Delorme Partners Distortion: “VAALCO’s stock price has continued to trade at a substantial discount to VAALCO’s E&P peers… VAALCO recently has traded at a total enterprise value to 2008 estimated EBITDA of approximately 3.1x.”

The facts: VAALCO’s stock has unequivocally outperformed its peers over the last six month, one, three and five year periods. The charts we’ve published in our May 8th letter to stockholders prove VAALCO’s strong track record.

Nanes Delorme Partners’ financial analysis falls well-short of what you should expect for your Board. As a self-proclaimed “consultant” to E&P companies, Nanes Delorme Partners should know that the measure of price-to-EBITDA is made meaningless because of factors unique to individual E&P companies such as: emphasis on exploration or production, reserve life and oil to gas weighting. There are many factors that influence a company’s Enterprise Value / EBTIDA metric. What matters is share performance – and VAALCO’s record here is strong.

•	Nanes Delorme Partners Distortion: VAALCO’s stock has traded “higher” since Nanes Delorme Partners began its proxy campaign.

The facts: There are a number of factors that have contributed to the Company’s positive stock performance in recent months. VAALCO’s stock price historically surges when the Company moves from the property acquisition and seismic phase to the drilling phase – and this is precisely where we believe we are now. In addition, as the stock price of comparable companies has increased, VAALCO’s stock price has largely traded in step with its peers (and often better).

•

Nanes Delorme Partners Distortion: “the Board and VAALCO’s current management may have rebuffed private inquiries regarding a potential acquisition of the Company at a significant premium to its current share price on several occasions.”

The facts: Maximizing stockholder value has always been a priority for VAALCO’s Board and a responsibility that we take seriously. The Board is open to considering bona fide offers that would provide stockholders with full and fair value for their shares, but NO such offers have been received. Not surprisingly, Nanes Delorme Partners provides no information about the supposed inquiries it cites, such as when they were made, who made them and how much was offered. VAALCO’s Board and management are committed to taking all appropriate actions to maximize stockholder value, and have not ruled out any action. The Board believes, however, that VAALCO’s pending drilling program and current market conditions clearly indicate that now is NOT the time to initiate a process to sell the Company as stockholders are poised to benefit from the investments we have made.

THE STAKES ARE HIGH. THE CHOICE IS CLEAR. YOUR VOTE IS IMPORTANT.

VOTE THE WHITE PROXY CARD “FOR” ALL OF YOUR BOARD’S DIRECTOR NOMINEES

Your Board is comprised of accomplished and proven industry leaders, all of whom are committed to serving the interests of all VAALCO stockholders.

Moreover, we believe the objectives of Nanes Delorme Partners and Pilatus Energy are very different from yours. The public record makes clear to us that Nanes Delorme Partners and Pilatus Energy have serious conflicts of interests and that electing their paid nominees could compromise the value of your investment and the future of your company. Rather than serve the interests of all stockholders, we strongly believe that, if elected, Nanes Delorme Partners’ paid nominees would advocate only for Nanes Delorme Partners’ and Pilatus Energy’s self-serving, opportunistic interests, including an immediate sale of VAALCO, just when stockholders are poised to benefit from our imminent drilling program.

Whether or not you plan to attend the Annual Meeting, we strongly urge you to sign, date and return the WHITE proxy card TODAY and discard all gold proxy cards that you receive from Nanes Delorme Partners and Pilatus Energy.

On behalf of VAALCO’s Board of Directors, I thank you for your support.

Sincerely,

Robert L. Gerry, III Chairman and Chief Executive Officer

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR SHARES, PLEASE

CONTACT THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES:

D.F. KING & CO., INC.

Toll-free: 800-901-0068

Collect: 212-269-5500

Important Information

In connection with this solicitation of proxies, VAALCO filed with the SEC definitive proxy materials (the “Proxy Materials”). The Proxy Materials contain important information about VAALCO, the 2008 Annual Stockholders Meeting, and our nominees and other directors in the solicitation. VAALCO’s stockholders are urged to read the Proxy Materials carefully. Stockholders may obtain additional free copies of the Proxy Materials and other relevant documents filed with the SEC by VAALCO through the website maintained by the SEC at www.sec.gov. The Proxy Materials and other relevant documents may also be obtained free of charge from VAALCO at VAALCO Energy, Inc., 4600 Post Oak Place, Suite 309, Houston, Texas 77027; or by phone at (713) 623-0801. The Proxy Materials are also available on VAALCO’s website at www.vaalco.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Materials.

Forward-Looking Statements

This document includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this document that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on Form 10-K for the year ended December 31, 2007 and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

The Securities and Exchange Commission generally permits oil and gas companies, in filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. In this letter, we describe volumes of oil that we believe may be discovered in the future through our existing exploration program. These amounts are not proved reserves as defined by the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by VAALCO.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration of oil and natural gas properties with high emphasis on international opportunities. The Company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa.

Investor Contact W. Russell Scheirman 713-623-0801	Media Contact Andrew Brimmer / Barrett Golden Joele Frank, Wilkinson Brimmer Katcher 212-355-4449